EXHIBIT 99.1
NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2013 SECOND-QUARTER  RESULTS
Reinstates Quarterly Dividend

MONROE, MI., November 28, 2012—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2013 second quarter ended October 27, 2012.  The company also announced that it reinstated its quarterly dividend.

Fiscal 2013 second-quarter highlights:

•	Sales for the second quarter increased 4.8% compared with the fiscal 2012 second quarter;
•	Same-store written sales for the La-Z-Boy Furniture Galleries® store network increased 13.3% for the second quarter;
•	The upholstery segment’s sales increased 7.5%, and its operating margin was 8.4% versus 8.7% in last year’s second quarter;
•	The company completed its acquisition of nine La-Z-Boy Furniture Galleries® stores in the southern Ohio market on October 1, 2012;
•
Delivered sales in the company-owned retail segment increased 16.1% (including the southern Ohio and other new stores), and the segment’s operating margin improved to (0.9%) from (5.1%) in last year’s second quarter. The delivered sales increase of the same 83 stores included in last year’s second quarter was 10.2%;

•	Consolidated operating income was $10.6 million, net of $2.7 million of restructuring, compared with $12.2 million in the fiscal 2012 second quarter; and
•	The company generated $13 million in cash from operating activities.

Net sales for the fiscal 2013 second quarter were $322.3 million, up 4.8% compared with the prior year’s second quarter.  The company reported net income attributable to La-Z-Boy Incorporated of $6.6 million, or $0.12 per diluted share, after $0.03 in restructuring charges relating to the company’s casegoods segment, versus $7.9 million, or $0.15 per diluted share in the prior-year period.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “During the quarter, our overall sales performance outpaced industry trends, led by a 13.3% same-store sales increase for the La-Z-Boy Furniture Galleries® network of stores.  We remain focused on driving growth and increased profitability and, with an eye on the future, continued to make strategic investments this quarter.  During the period, we increased our marketing spend on the brand campaign, which we believe is delivering strong results, and opened or remodeled several stores.   This additional investment during the quarter, coupled with increased incentive compensation expenses stemming from improvements in sales and operating results, affected our earnings for the period.  As we move into the back half of the fiscal year, we expect incentive compensation expenses to have less of an impact compared to the first half of the year. We are also pleased to be in a position to reinstate our quarterly dividend to shareholders, which will be $0.04, demonstrating the faith our management team and Board of Directors have in our business model and strategy.”

Wholesale Segments

For the fiscal 2013 second quarter, sales in the company’s upholstery segment increased to $259.5 million from $241.4 million in the prior year’s second quarter.  The upholstery segment’s operating margin for the quarter was 8.4% compared with 8.7% in last year’s second quarter.  In the casegoods segment, sales for the fiscal 2013 second quarter were $34.5 million, down 3.9% from $35.9 million in the fiscal 2012 second quarter, and the operating margin for the segment decreased to 2.6% from 5.5% in last year’s second quarter.

Darrow commented, “We continue to be pleased with the effectiveness of our brand advertising campaign.  Not only is it driving a more qualified consumer to the store network, but we are growing our stationary line of furniture at a faster rate than our core recliner business, which is one of the key objectives of the campaign.  The fact that we offer a wide range of stylish, on-trend upholstered furniture continues to resonate with the consumer.  On the production side, we are managing our operations diligently to ensure efficiencies, while improving our supply chain to provide more consistency in servicing our various customers.  On the merchandising side, we are focused on ongoing innovation to drive growth and have been particularly pleased with the success of our power line of products.”

Darrow continued, “On the Casegoods side of the business, the trend from last quarter continued with occasional furniture sales outpacing the higher-ticket bedroom and dining room categories, which across the industry are more challenged in this macroeconomic environment.  With respect to our Hudson, North Carolina manufacturing facility, we began production in August of several new American Drew bedroom groups, which is increasing capacity utilization at the plant.  Additionally, we are in the process of converting the Hudson facility to a production model that emulates the cellular structure at our La-Z-Boy branded facilities.  This new process will focus on assembling and finishing component parts in smaller quantities than our current operation.  Our model will enable us to better service our customers and reduce costs and finished goods inventory.  Along with these changes, we have closed our lumber processing operations and will begin sourcing all wood parts.  This will result in lower overhead and operating costs moving forward.  We continue to believe that maintaining our domestic Casegoods production with its customization and quick-ship attributes is strategically important, providing the facility is operating profitably.

Retail Segment

For the fiscal 2013 second quarter, retail delivered sales were $61.2 million, up 16.1% compared with the second quarter of last year.  Excluding the southern Ohio and other new stores delivered sales for the same 83 stores included in last year’s second quarter increased 10.2%.    The retail group continued to make progress in its operating performance, posting an operating loss of $0.6 million, with an operating margin of (0.9%) compared with an operating loss of $2.7 million, or an operating margin of (5.1%), in last year’s second quarter.

Darrow stated, “Our retail segment continues on the path to profitability, with this period marking the fifteenth consecutive quarter of performance improvement.  During the quarter, we experienced an increase in store and web traffic, demonstrating our advertising messages are reaching the consumer.  We also increased units per ticket, the average ticket and our In-Home Design sales, all of which contributed to increasing the gross margin. Additionally, on October 1, 2012, we completed the acquisition of the southern Ohio market, which consists of nine La-Z-Boy Furniture Galleries® stores in Cincinnati, Columbus and Dayton, and a supporting distribution center.  As reported previously, the southern Ohio operation has been a consistent solid performer.  This transaction brought our company-owned store count to 97.  We continued to invest in our company-owned retail store system during the period and opened two new stores, relocated one and remodeled one.  Assuming business conditions remain at current levels, we believe our retail segment will be profitable for the second half of the fiscal year.”

La-Z-Boy Furniture Galleries® Stores Network

System-wide, for the second quarter of fiscal 2013, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 13.3% versus last year’s second quarter.

Total written sales, which include new and closed stores, for the second quarter were up 14.9%.   At the end of the second quarter, the La-Z-Boy Furniture Galleries® store system was composed of 317 stand-alone stores.

Additionally, the La-Z-Boy Furniture Galleries® store network, including company-owned and independent-licensed stores, plans to open, remodel or relocate 10 to 15 additional stores throughout fiscal 2013, of which three opened in the second quarter, two were remodeled and two were relocated.

Balance Sheet and Cash Flow

During the quarter, the company generated $12.9 million in cash from operating activities and ended the period with $86.6 million in cash and equivalents.  Since the end of fiscal 2012, we have increased our longer term investments by $26 million, used $16 million of cash to acquire the southern Ohio business and increased our restricted cash by $7 million, which collateralized our Letters of Credit.  Total debt was $7.7 million.  At quarter end, La-Z-Boy’s debt-to-capitalization ratio was 1.6% compared with 2.1% at the end of fiscal 2012 and 6.8% at the end of the second quarter last year.

Dividend

The company’s Board of Directors reinstated the dividend and declared a quarterly cash dividend of $0.04 per share on the company’s common stock.  The dividend will be payable December 20, 2012, to shareholders of record as of December 10, 2012.

Business Outlook

Darrow stated, “Although the operating environment for the overall furniture industry remains challenging, we believe our business model will provide for profitable growth.  We will continue to make strategic investments in our brand advertising campaign, store system and other areas that we deem critical to driving top-line growth, retail profitability and conversion on increased volume. With a vast network of La-Z-Boy branded distribution outlets coupled with a successful advertising campaign and lean manufacturing structure, we are well positioned to capitalize on an improving economy, particularly when housing and consumer confidence strengthen.

Conference Call

La-Z-Boy will hold a conference call with the investment community on Thursday, November 29, 2012, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) speed of economic recovery or the possibility of another recession; (c) changes in the real estate and credit markets and their effects on our customers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions; (i) any court actions requiring us to return our share of certain Continued Dumping and Subsidy Offset Act distributions; (j) changes in the domestic or international regulatory environment; (k) adoption of new accounting principles; (l) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) fluctuations in our stock price; (o) information technology conversions or system failures; (p) effects of our brand awareness and marketing programs; (q) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (r) litigation arising out of alleged defects in our products; (s) our ability to locate new La-Z-Boy Furniture Galleries® stores owners and negotiate favorable lease terms for new or existing locations; (t) our ability to successfully integrate acquired businesses and realize the benefit of anticipated synergies; and (u) those matters discussed in Item 1A of our fiscal 2012 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information
This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information
La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The operating units in the Casegoods Group consist of two groups, one including American Drew, Lea and Hammary, and the second being Kincaid. The company-owned retail segment includes 97 of the 317 La-Z-Boy Furniture Galleries® stores.

The corporation’s proprietary distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 317 stand-alone La-Z-Boy Furniture Galleries® stores and 563 independent Comfort Studios® locations, in addition to in-store gallery programs for the company’s Kincaid, England and Lea operating units. Additional information is available at http://www.la-z-boy.com/.